Exhibit 12

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

               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                         Three months ended             Six months ended
                                               March 31                      March 31
(dollars in thousands)                   2002           2001           2002           2001
------------------------------------------------------------------------------------------------
Income before taxes                  $159,993       $173,268       $318,019       $369,932
Add fixed charges:
  Interest expense-excluding            3,608          5,094          9,675         10,586
  interest on deposits
  Interest expense-deposits             2,440            592          5,194          1,196
  Interest factor on rent               4,639          4,731          9,933          9,034
                                    ------------------------------------------------------------
Total fixed charges                    10,687         10,417         24,802         20,816
                                    ------------------------------------------------------------

Earnings before fixed charges
  And taxes on income                $170,680       $183,685       $342,821       $390,748
                                    ============================================================

Ratio of earnings to fixed charges       16.0           17.6           13.8           18.8
-including interest on deposits
Ratio of earnings to fixed charges       20.4           18.6           17.2           19.9
-excluding interest on deposits

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